UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2005

ADSOUTH PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-33135	68-0448219
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1515 N. Federal Highway, Suite 418, Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(561) 750-0410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 10, 2005, Mr. Harlan I. Press and Mr. Jerry Horowitz were elected to the board of directors, and Mr. Lee Wingeier resigned as a director. Since the Company's by-laws provide for only three directors, Mr. Wingeier resigned in order that a majority of the Company's directors could be independent directors.

Both Mr. Press and Mr. Horowitz will serve on the audit and compensation committees. Mr. Press will be chairman of the audit committee, and Mr. Horowitz will be chairman of the compensation committee.

Since April 2000, Mr. Press has been the vice-president and treasurer of Concord Camera Corp., a designer, developer, manufacturer and distributor of image capture devices and related products. Mr. Press joined Concord Camera in April 1994 and has served in various capacities including corporate controller and chief accounting officer. Mr. Press is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the Financial Executives Institute.

Since 1987, Mr. Horowitz has been the president and fifty percent owner of Profit Motivators, Inc., an independent marketing representative. Profit Motivators represents the Company as an independent marketing representative to certain of its retail customers. In such capacity, the Company pays Profit Motivators a commission on collected revenues related to the retail customers from which they generate orders. Through August 10, 2005, the Company has paid Profit Motivators $7,186.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADSOUTH PARTNERS, INC.
(Registrant)

Date: August 11, 2005	By:	/s/ Anton Lee Wingeier
Anton Lee Wingeier
Chief Financial Officer